Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2020

- Revenue for Third Quarter of Fiscal 2021 was $360.9 million -
- GAAP EPS for Third Quarter of Fiscal 2021 was $0.44 and Adjusted EPS was $0.58 -
- Company Increases Fiscal 2021 Modeling Assumptions -

West Fargo, ND – November 24, 2020 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2020.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We exceeded our third quarter top-line expectations due to strong parts and service performance in our Agriculture segment and better than anticipated equipment sales in our Construction and International segments. The stronger revenue, combined with continued success controlling operating expenses and driving down interest expense, resulted in a significant improvement to our pre-tax income. Due to our strong third quarter results and solid agriculture market fundamentals that are supporting our fourth quarter, including improved corn and soybean prices, we are raising our earnings per share guidance for fiscal year 2021. COVID-19 continues to challenge our team and our customer's end markets, however, I'm proud of how our team has responded to the new operating environment as they continue to deliver the high level of support our customers have come to expect."
Fiscal 2021 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2021, revenue was flat versus prior year at $360.9 million. Equipment sales were $240.9 million for the third quarter of fiscal 2021, compared to $246.0 million in the third quarter last year. Parts sales were $76.8 million for the third quarter of fiscal 2021, compared to $70.8 million in the third quarter last year. Revenue generated from service was $30.7 million for the third quarter of fiscal 2021, compared to $27.6 million in the third quarter last year. Revenue from rental and other was $12.5 million for the third quarter of fiscal 2021, compared to $16.6 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2021 was $72.6 million, compared to $71.8 million in the third quarter last year. Gross profit margin increased 20 basis points to 20.1% versus the comparable period last year. The increase in gross profit margin was primarily due to an increased mix of higher margin parts and service business, as compared to the third quarter of last year.

Operating expenses decreased by $4.1 million to $54.1 million for the third quarter of fiscal 2021, compared to $58.2 million in the third quarter last year due to managed expense reductions in our Construction and International segments and lower expenses caused by COVID-19, such as travel and fuel expenses. Operating expenses as a percentage of sales decreased 110 basis points to 15.0% for the third quarter of fiscal 2021, compared to 16.1% of revenue in the prior year period. The Company recognized $2.6 million in goodwill, intangibles and long-lived asset impairment in the quarter compared to $0.1 million in the prior year. Nearly all of the impairment in the current quarter related to certain goodwill and other intangible assets in our International segment.

Floorplan and other interest expense was $1.7 million in the third quarter of fiscal 2021, compared to $2.4 million for the same period last year. The decrease was due to a lower interest rate environment, a lower interest rate spread under our new five-year Amended and Restated Credit Agreement that was finalized in April 2020, and lower borrowings on our line of credit.

In the third quarter of fiscal 2021, net income was $9.9 million, or earnings per diluted share of $0.44, compared to net income of $8.2 million, or earnings per diluted share of $0.37, for the third quarter of last year.

On an adjusted basis, net income for the third quarter of fiscal 2021 was $13.0 million, or adjusted earnings per diluted share of $0.58, compared to adjusted net income of $10.7 million, or adjusted earnings per diluted share of $0.48, for the third quarter of last year.

Adjusted EBITDA was $24.8 million in the third quarter of fiscal 2021, compared to $21.4 million in the third quarter of last year.

Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2021 was $220.6 million, compared to $214.1 million in the third quarter last year. The increase in revenue was driven by on-going strength in the parts and service business. Pre-tax income for the third quarter of fiscal 2021 was $13.6 million, compared to $10.3 million of pre-tax income in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2021 was $79.0 million, compared to $78.0 million in the third quarter last year. The increase in revenue was driven by an increase in equipment sales that was partially offset by lower rental revenue. Pre-tax income for the third quarter of fiscal 2021 was $1.4 million, compared to a pre-tax income of $0.3 million in the third quarter last year.
International Segment - Revenue for the third quarter of fiscal 2021 was $61.2 million, compared to $68.8 million in the third quarter last year. Lower revenue was driven by decreased customer demand due to below average yields in certain areas of our International footprint as well as overall challenging economic and business conditions due to COVID-19. Pre-tax loss for the third quarter of fiscal 2021 was $2.4 million, compared to pre-tax income of $2.1 million in the third quarter last year. The lower results were the result of decreased revenues and a $2.3 million impairment of goodwill and other intangibles in this segment. Adjusted pre-tax income for the third quarter of fiscal 2021 was $0.2 million, compared to adjusted pre-tax income of $1.6 million in the third quarter last year.
Fiscal 2021 First Nine Months Results
Revenue was $974.5 million for the first nine months of fiscal 2021, compared to $954.2 million for the same period last year. Net income for the first nine months of fiscal 2021 was $18.6 million, or $0.83 per diluted share, compared to a net income of $13.3 million, or $0.60 per diluted share, for the same period last year. On an adjusted basis, net income for the first nine months of fiscal 2021 was $23.0 million, or $1.02 per diluted share, compared to an adjusted net income of $18.1 million, or $0.81 per diluted share, in the same period last year. Adjusted EBITDA was $51.7 million in the first nine months of fiscal 2021, compared to $44.4 million in the same period last year.
Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2021 was $41.8 million. Inventories decreased to $532.7 million as of October 31, 2020, compared to $597.4 million as of January 31, 2020. This inventory decrease includes a $66.1 million decrease in equipment inventory, which reflects a decrease in new equipment inventory of $36.1 million and a $29.9 million decrease in used equipment inventory. Outstanding floorplan payables were

$287.8 million on $765.0 million total available floorplan lines of credit as of October 31, 2020, compared to $371.8 million outstanding floorplan payables as of January 31, 2020.

In the first nine months of fiscal 2021, net cash provided by operating activities was $60.8 million, compared to net cash used for operating activities of $8.3 million in the first nine months of fiscal 2020. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $56.5 million in the first nine months of fiscal 2021, compared to adjusted net cash used for operating activities of $35.0 million in the first nine months of fiscal 2020.

Mr. Meyer concluded, "Our financial position continues to improve due to strong year-to-date performance and prudent management of our inventory position, which is driving significant increases in cash provided by operating activities. Due to the strong third quarter performance and our outlook for the remainder of fiscal 2021, we are increasing our revenue expectations for all three of our operating segments and raising our earnings per share guidance. We are actively monitoring the current environment and the associated impacts that it may have on our customers, the commodities markets, and our business. We remain focused on keeping our business in a sound condition while we pursue our long-term growth initiatives."
Fiscal 2021 Modeling Assumptions
The following are the Company's current expectations for fiscal 2021 modeling assumptions. We believe modeling assumptions will continue to be impacted by the challenging global economy due to the COVID-19 pandemic, creating a higher degree of uncertainty in these assumptions compared to a normal environment.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 5-10%	Up 0-5%
Construction(2)	Down 0-5%	Down 5-10%
International	Down 5-10%	Down 10-15%

Diluted EPS	$0.83 - $0.93	$0.55 - $0.75
Adjusted Diluted EPS(3)	$1.05 - $1.15	$0.65 - $0.85

(1)Includes the full year impact of the Northwood, ND acquisition completed in October 2019 and partial year impact of the HorizonWest acquisition completed in May 2020.
(2)Includes the full year impact of the Albuquerque, NM store divestiture in January 2020.
(3)Adjusted Diluted EPS excludes impacts related to: impairment expenses for certain goodwill, intangible assets, and long-lived assets, primarily in the Company's International segment; anticipated ERP-related expenses; and Ukraine remeasurement (gains) and losses.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, December 8, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13711574.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as valuation allowances for income tax, costs associated with impairment charges, Ukraine remeasurement gains/losses and charges associated with our Enterprise Resource Planning (ERP) system transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2021, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2020	January 31, 2020
Assets
Current Assets
Cash	$41,808	$43,721
Receivables, net of allowance for expected credit losses	73,531	72,776
Inventories	532,746	597,394
Prepaid expenses and other	8,737	13,655
Total current assets	656,822	727,546
Noncurrent Assets
Property and equipment, net of accumulated depreciation	148,520	145,562
Operating lease assets	81,401	88,281
Deferred income taxes	3,787	2,147
Goodwill	1,433	2,327
Intangible assets, net of accumulated amortization	7,764	8,367
Other	1,129	1,113
Total noncurrent assets	244,034	247,797
Total Assets	$900,856	$975,343

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$23,433	$16,976
Floorplan payable	287,837	371,772
Current maturities of long-term debt	4,423	13,779
Current operating lease liabilities	12,373	12,259
Deferred revenue	14,708	40,968
Accrued expenses and other	38,433	38,409
Total current liabilities	381,207	494,163
Long-Term Liabilities
Long-term debt, less current maturities	55,109	37,789
Operating lease liabilities	80,782	88,387
Deferred income taxes	5,814	2,055
Other long-term liabilities	10,376	7,845
Total long-term liabilities	152,081	136,076
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	252,270	250,607
Retained earnings	116,087	97,717
Accumulated other comprehensive loss	(789)	(3,220)
Total stockholders' equity	367,568	345,104
Total Liabilities and Stockholders' Equity	$900,856	$975,343

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Revenue
Equipment	$240,901	$245,986	$662,060	$654,376
Parts	76,778	70,788	194,846	181,928
Service	30,696	27,553	84,282	77,215
Rental and other	12,497	16,609	33,357	40,688
Total Revenue	360,872	360,936	974,545	954,207
Cost of Revenue
Equipment	215,770	219,484	593,048	583,345
Parts	53,556	49,834	136,205	128,380
Service	10,254	8,950	28,263	25,170
Rental and other	8,741	10,894	23,379	27,612
Total Cost of Revenue	288,321	289,162	780,895	764,507
Gross Profit	72,551	71,774	193,650	189,700
Operating Expenses	54,115	58,184	160,252	165,594
Impairment of Goodwill	1,453	—	1,453	—
Impairment of Intangible and Long-Lived Assets	1,102	51	1,318	186
Income from Operations	15,881	13,539	30,627	23,920
Other Income (Expense)
Interest and other income (expense)	(360)	1,273	333	2,687
Floorplan interest expense	(757)	(1,448)	(2,811)	(3,724)
Other interest expense	(940)	(955)	(2,884)	(3,562)
Income Before Income Taxes	13,824	12,409	25,265	19,321
Provision for Income Taxes	3,912	4,195	6,691	6,041
Net Income	9,912	8,214	18,574	13,280

Diluted Earnings per Share	$0.44	$0.37	$0.83	$0.60
Diluted Weighted Average Common Shares	22,137	21,976	22,091	21,942

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2020	2019
Operating Activities
Net income	$18,574	$13,280
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	17,731	21,061
Impairment	2,771	186
Other, net	12,033	12,281
Changes in assets and liabilities
Inventories	76,495	(133,929)
Manufacturer floorplan payable	(46,466)	113,632
Other working capital	(20,324)	(34,800)
Net Cash Provided by (Used for) Operating Activities	60,814	(8,289)
Investing Activities
Property and equipment purchases	(16,205)	(20,402)
Proceeds from sale of property and equipment	795	1,386
Acquisition consideration, net of cash acquired	(6,790)	(11,752)
Other, net	(16)	13
Net Cash Used for Investing Activities	(22,216)	(30,755)
Financing Activities
Net change in non-manufacturer floorplan payable	(40,779)	62,387
Principal payments on senior convertible notes	—	(45,644)
Net proceeds from (payments on) long-term debt and finance leases	909	18,668
Other, net	(909)	(509)
Net Cash Provided by (Used for) Financing Activities	(40,779)	34,902
Effect of Exchange Rate Changes on Cash	268	(183)
Net Change in Cash	(1,913)	(4,325)
Cash at Beginning of Period	43,721	56,745
Cash at End of Period	$41,808	$52,420

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2020	2019	% Change	2020	2019	% Change
Revenue
Agriculture	$220,625	$214,073	3.1%	$583,326	$533,538	9.3%
Construction	79,030	78,031	1.3%	216,862	232,813	(6.9)%
International	61,217	68,832	(11.1)%	174,357	187,856	(7.2)%
Total	$360,872	$360,936	—%	$974,545	$954,207	2.1%

Income (Loss) Before Income Taxes
Agriculture	$13,575	$10,259	32.3%	$26,490	$18,312	44.7%
Construction	1,448	347	n/m	(50)	(541)	90.8%
International	(2,424)	2,061	n/m	(3,136)	2,783	n/m
Segment income before income taxes	12,599	12,667	(0.5)%	23,304	20,554	13.4%
Shared Resources	1,225	(258)	n/m	1,961	(1,233)	n/m
Total	$13,824	$12,409	11.4%	$25,265	$19,321	30.8%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Adjusted Net Income
Net Income	$9,912	$8,214	$18,574	$13,280
Adjustments
ERP transition costs	765	2,062	2,250	4,778
Impairment charges	2,555	51	2,771	186
Ukraine remeasurement (gain) / loss	339	(435)	974	(588)
Total Pre-Tax Adjustments	3,659	1,678	5,995	4,376
Less: Tax Effect of Adjustments (1)	1,566	(846)	2,613	(417)
Plus: Income Tax Valuation Allowance	1,018	—	1,018	—
Total Adjustments	3,111	2,524	4,400	4,793
Adjusted Net Income	$13,023	$10,738	$22,974	$18,073

Adjusted Diluted EPS
Diluted EPS	$0.44	$0.37	$0.83	$0.60
Adjustments (2)
ERP transition costs	0.03	0.09	0.10	0.21
Impairment charges	0.11	—	0.12	0.01
Ukraine remeasurement (gain) / loss	0.02	(0.02)	0.04	(0.03)
Total Pre-Tax Adjustments	0.16	0.07	0.26	0.19
Less: Tax Effect of Adjustments (1)	0.07	(0.04)	0.12	(0.02)
Plus: Income Tax Valuation Allowance	0.05	—	0.05	—
Total Adjustments	0.14	0.11	0.19	0.21
Adjusted Diluted EPS	$0.58	$0.48	$1.02	$0.81

Adjusted Income Before Income Taxes
Income Before Income Taxes	$13,824	$12,409	$25,264	$19,321
Adjustments
ERP transition costs	766	2,061	2,250	4,778
Impairment charges	2,555	51	2,771	186
Ukraine remeasurement (gain) / loss	338	(435)	973	(588)
Total Adjustments	3,659	1,677	5,994	4,376
Adjusted Income Before Income Taxes	$17,483	$14,086	$31,258	$23,697

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income Before Income Taxes	$13,575	$10,259	$26,490	$18,311
Impairment charges	244	—	244	—
Adjusted Income Before Income Taxes	$13,819	$10,259	$26,734	$18,311

Adjusted Loss Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$1,448	$347	$(50)	$(541)
Impairment charges	—	51	216	186
Adjusted Income (Loss) Before Income Taxes	$1,448	$398	$166	$(355)

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$(2,424)	$2,061	$(3,136)	$2,783
Adjustments
Impairment charges	2,311	—	2,311	—

Ukraine remeasurement (gain) / loss	338	(435)	973	(588)
Adjusted Income Before Income Taxes	$225	$1,626	$148	$2,195

Adjusted EBITDA
Net Income	$9,912	$8,214	$18,574	$13,280
Adjustments
Interest expense, net of interest income	898	887	2,690	3,305
Provision for income taxes	3,912	4,195	6,691	6,041
Depreciation and amortization	6,445	7,797	17,731	21,061
EBITDA	21,167	21,093	45,686	43,687
Adjustments
ERP transition costs	765	687	2,250	1,113
Impairment charges	2,555	51	2,771	186
Ukraine remeasurement (gain) / loss	339	(435)	974	(588)
Total Adjustments	3,659	303	5,995	711
Adjusted EBITDA	$24,826	$21,396	$51,681	$44,398

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Used for Operating Activities			$60,814	$(8,289)
Net Change in Non-Manufacturer Floorplan Payable			(40,779)	62,387
Adjustment for Constant Equity in Inventory			36,477	(89,076)
Adjusted Net Cash Provided by (Used) for Operating Activities			$56,512	$(34,978)

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. The tax effect of the Germany related adjustments was calculated using a 29% tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.7 million for the three months ended October 31, 2020 and $1.3 million for the nine months ended October 31, 2020.
(2) Adjustments are net of amounts allocated to participating securities where applicable.